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EXHIBIT 5



                      [DAVID S. HAMILTON, ESQ. LETTERHEAD]




                                  July 28, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


                             Re:   Nurescell Inc.


Ladies and Gentlemen:

     I represent Nurescell Inc., a Nevada corporation (the "Registrant"), in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of 80,000,000 shares of the Registrant's Common Stock issued to certain individuals for employment and consulting services (the "Registered Securities").

     In connection with my representation, I have examined such documents and undertaken such further inquiry as I consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is my opinion that the Registered Securities, when sold as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     I hereby consent to the inclusion of this opinion in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.


                                                           Very truly yours,

                                                           /s/ DAVID S. HAMILTON
                                                           ---------------------
                                                           David S. Hamilton


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